Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement filed under Rule 462(b) of our reports on Inergy Holdings, L.P. dated December 23, 2004 (except as to Notes 1 and 9, as to which the date is April 28, 2005), and on Inergy Holdings GP, LLC dated April 27, 2005, included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-122466) and the related Prospectus of Inergy Holdings, L.P. and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

June 17, 2005